AGREEMENT

THIS AGREEMENT ("Agreement"), dated effective September 28, 2007 (the "Effective Date"), is by and between Tyson Foods, Inc., a corporation organized under the laws of Delaware ("Company"), and John Tyson ("Mr. Tyson").

WITNESSETH:

WHEREAS, the Company and Mr. Tyson previously entered into an Amended and Restated Employment Agreement dated as of July 29, 2003, which was subsequently amended on December 10, 2004 (as amended, the "Original Agreement");

WHEREAS, pursuant to the Original Agreement, Mr. Tyson agreed to furnish services to the Company upon the terms, provisions and conditions therein provided through February 12, 2008, with his employment thereunder to be automatically extended for successive one-year periods thereafter unless terminated by either the Company or Mr. Tyson upon 30 days' prior notice; and

WHEREAS, the parties desire that Mr. Tyson cease serving as an executive officer of the Company as of the Effective Date; and after such date the Company wishes to receive advisory services, and Mr. Tyson wishes to furnish such advisory services in a non-officer capacity upon the terms, provisions and conditions herein provided;

NOW, THEREFORE, in consideration of the foregoing and of the agreements hereinafter contained, the parties hereby agree as follows:

1.

The term of this Agreement ("Term") shall begin on the Effective Date and shall end on the earlier of (i) September 27, 2017; and (ii) the early termination of this Agreement as expressly provided herein.

All provisions of the Original Agreement are hereby terminated as of the Effective Date, including, without limitation, the obligation of the parties to enter into the Senior Executive Employment Agreement attached as Exhibit A to the Original Agreement. The parties agree that (i) no termination benefits shall be payable pursuant to Section 7 of the Original Agreement; and (ii) no further grants of stock options beyond the Retained Options shall be made to Mr. Tyson pursuant to the Original Agreement. In connection with the termination of the Original Agreement:

(a)

Mr. Tyson's outstanding shares of the Company's restricted Class A Common Stock issued under the Tyson Foods, Inc. 2000 Stock Incentive Plan (the "Stock Plan") and granted to Mr. Tyson under Section 3.4 of the Original Agreement in excess of 780,000 of such shares (such 780,000 shares being herein collectively referred to as the “Retained Restricted Stock”) shall be cancelled. Notwithstanding any other provision of the Original Agreement or any restricted stock award agreement under which same were received, the 780,000 shares of Retained Restricted Stock shall remain in full force and effect and shall, subject to the provisions herein, vest on the earlier of (i) February 12, 2008 pursuant to the original terms of the governing restricted stock award; (ii) the termination of this Agreement by the Company for any reason other than for “Cause;” (iii) Mr. Tyson’s death or Mr. Tyson’s “Permanent Disability” (as defined and determined under the Company’s Long-Term Disability Benefit Plan applicable to the most senior officers of the Company as in effect on the Effective Date); (iv) any material breach by the Company (including, without limit, any reduction in the payment or benefits owed to Mr. Tyson) of this Agreement; or (v) any earlier date as provided under Section 17 or the otherwise applicable (but not inconsistent) provisions of the governing Stock Plan and restricted stock shares award agreement under which such Retained Restricted Stock was issued or received. The Retained Restricted Stock will not vest, and will be forfeited by Mr. Tyson, if Mr. Tyson is terminated by the Company for “Cause” or Mr. Tyson voluntarily terminates this Agreement (unless the voluntary termination is due to a material breach by the Company). Once vested the Retained Restricted Stock shall remain fully vested and the Company will deliver a certificate for such vested Retained Restricted Stock in accordance with the otherwise applicable (but not inconsistent) provisions of the governing Stock Plan or award agreement under which such Retained Restricted Stock was issued or received;

(b)

Notwithstanding any other provision of the Original Agreement or any stock option award agreement under which same were received, Mr. Tyson's outstanding options to purchase shares of the Company's Class A Common Stock issued at any time prior to the Effective Date, as described in Schedule 1(c) attached hereto and incorporated herein by reference (all such options being collectively herein referred to as the “Retained Options”) shall remain in full force and effect and shall continue to vest on the earlier of (i) those vesting dates set forth under Schedule 1 as occurring during the Term; (ii) the termination of this Agreement by the Company for any reason other than for “Cause;” (iii) Mr. Tyson’s death or Mr. Tyson’s “Permanent Disability” (as defined and determined under the Company’s Long-Term Disability Benefit Plan applicable to the most senior officers of the Company as in effect on the Effective Date); (iv) any material breach by the Company (including, without limit, any reduction in the payment or benefits owed to Mr. Tyson) of this Agreement; or (v) any earlier date as provided under Section 17 or the otherwise applicable (but not inconsistent) provisions of the governing plan and stock option award agreement under which such Retained Options were issued or received. Once vested, all Retained Options shall remain fully vested and immediately exercisable, subject to the Company’s internal securities trading policy as generally applicable to its directors, officers and employees, in accordance with the otherwise applicable (but not inconsistent) provisions of the Stock Plan and stock option award agreement under which such Retained Options were issued or received;

(c)	Mr. Tyson's outstanding performance stock awards to receive shares of the Company's Class A Common Stock issued under the Stock Plan shall be cancelled;
(d)	Mr. Tyson will not receive a bonus for the 2007 fiscal year;
(e)	Mr. Tyson will provide advisory services pursuant to the terms and conditions of this Agreement; and
(f)

Upon completion of the Term of this Agreement or any earlier termination of the Term of this Agreement, Mr. Tyson will receive those retirement and/or continuing payments and benefits, as specified herein, in the amounts and upon the terms hereinafter contained.

2.	During the Term, Mr. Tyson will provide services to the Company based on the following:
(a)

Mr. Tyson may be required to provide up to twenty (20) hours per month of advisory services to the Company and perform certain public relations duties, each upon the Company's reasonable request. Such hourly requirement shall not be cumulative, and Mr. Tyson shall have no obligation to the Company to provide over twenty (20) hours of services in any month. Mr. Tyson may perform such advisory services hereunder at any location but may be required to be at the offices of the Company and/or its subsidiaries upon reasonable advance notice and after taking into account Mr. Tyson’s other personal and professional obligations. Mr. Tyson shall not be obligated to render advisory services under this Agreement during any period when he is disabled due to illness or injury, and this Agreement and the Term hereof shall nonetheless continue in full force and effect with Mr. Tyson remaining entitled to receive all compensation and benefits and with all Retained Restricted Stock and Retained Options continuing to thereupon and thereafter vest as provided hereunder.

(b)

As of the Effective Date, (i) Mr. Tyson shall cease to serve as an executive officer of the Company; and (ii) Mr. Tyson shall resign from all of his officer positions with the Company and all of his officer and director positions with any Company subsidiary. All services required hereunder shall be provided by Mr. Tyson as a non-executive employee of the Company.

(c)

If Mr. Tyson’s employment under this Agreement is terminated for "Cause," all further obligations of the Company (other than the Company’s obligation to make any payments or extend any benefits accrued and owed to Mr. Tyson up to and including such date of termination) under this Agreement will immediately cease. As used herein, the term "Cause" shall be limited to (i) willful malfeasance or willful misconduct committed by Mr. Tyson in connection with his performance of his duties hereunder; (ii) gross negligence committed by Mr. Tyson in connection with his performance of his duties hereunder which results in material and demonstrable damage or injury to the Company; (iii) any willful and material breach by Mr. Tyson of Section 7 of this Agreement; or (iv) the conviction of Mr. Tyson of any felony. Notwithstanding the foregoing, the Company shall not terminate Mr. Tyson’s employment under this Agreement for “Cause” under sub-clause (i)(ii) or (iii) hereof unless and until the Company shall have provided Mr. Tyson with written notice of the commission of any conduct constituting “Cause” hereunder and providing Mr. Tyson with reasonable opportunity to cure such event or conduct. In addition to such cure, termination of Mr. Tyson’s employment under this Agreement for “Cause” shall be made only upon and after delivery to Mr. Tyson of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the then members of the Company’s Board of Directors (the “Board”) at a meeting called and held for purposes of considering such termination (and which meeting was conducted only after providing Mr. Tyson with 30 days’ prior written notice thereof and reasonable opportunity to attend such meeting and be heard before the Board with respect to such matter prior to the Board undertaking such vote) and finding that in the reasonable judgment of the Board, Mr. Tyson was guilty of conduct constituting “Cause” under this Agreement and specifying the particulars of such conduct. If the Board determines Mr. Tyson was guilty of conduct constituting “Cause,” Mr. Tyson will reimburse the Company for any benefits and payments received under the terms of this Agreement between the date of the notice provided pursuant to this Section 2(c) and the determination of the Board.

(d)	Except for “Cause,” the Company may not terminate this Agreement.
(e)

Mr. Tyson may terminate this Agreement and his employment with the Company hereunder at any time, with or without reason, upon providing the Company with written notice of such termination which notice shall specify the date of such termination. Upon receipt of such notice by the Company, all obligations of the Company under this Agreement shall immediately cease; any unvested Retained Restricted Stock and Retained Options will immediately terminate and expire, and any vested Retained Options will be exercisable pursuant to the terms of the Stock Plan. In the event of a termination of this Agreement by Mr. Tyson, his obligations under Section 7 of the Agreement will continue after the termination.

3.

During the Term, the Company shall pay Mr. Tyson $300,000 annually for his services provided under this Agreement. The Company shall pay Mr. Tyson the foregoing amount through its regular payroll processes and shall convert the annual amount shown above into level payments for each payroll cycle occurring during the applicable period.

4.

In addition to the compensation paid pursuant to Section 3, throughout the entire Term, (i) Mr. Tyson shall be eligible to participate in any benefit plan or program maintained by the Company other than plans or programs related to Company bonus, equity compensation or long-term disability, (ii) the Company shall provide Mr. Tyson with coverage under all employee pension and welfare benefit programs, plans and practices in accordance with the terms thereof and which the Company generally makes available to its most senior officers, and (iii) the Company shall provide Mr. Tyson, his spouse and his eligible dependents with healthcare, hospitalization, medical, long term care, vision, dental, and other similar insurance coverage or benefits (collectively the “Health Coverage”) under the Tyson Healthcare

Continuation Plan or any successor or additional plan maintained by the Company and at such coverage levels and upon such terms and conditions as shall otherwise be made available to any of the most senior officers of the Company (including, without limitation, the provision of the Health Coverage at a monthly cost to Mr. Tyson that is equal to the monthly premium cost paid by other similarly situated participants). Unless this Agreement is terminated by the Company for “Cause” or voluntarily by Mr. Tyson (other than by reason of the Company’s breach of this Agreement), from and after the expiration or termination of the Term of this Agreement, the Company shall continue to provide Health Coverage to Mr. Tyson, his spouse and his eligible dependents consistent with the terms of this Section 4(iii) (the “Post Termination Health Coverage”). In addition, during the Term the Company shall permit Mr. Tyson to participate in any benefit plan or arrangement generally made available to employees of the Company, including reimbursement of expenses incurred in connection with the business of the Company or in the performance of Mr. Tyson's obligations under this Agreement including without limitation, expenses for travel and similar items related to Mr. Tyson’s performance of his services and duties hereunder, in accordance with the policies of the Company. During the Term, the Company shall also provide Mr. Tyson with the following perquisites:

(a)	Reimbursement of dues incurred by Mr. Tyson for one annual country club membership consistent with the past practices of Mr. Tyson at the Company;
(b)

Use of, and the payment of all reasonable expenses (including, without limitation, insurance, repairs, maintenance, fuel and oil) for, an automobile. The monthly lease payment or allowance for such automobile shall be consistent with past practices under the Original Agreement;

(c)

Personal use of the Company-owned aircraft for up to one hundred twenty (120) hours per year during the Term; provided, however, that Mr. Tyson's personal use of the Company-owned aircraft shall be approved pursuant to the Company's then existing aircraft approval policy and shall not interfere with Company use of the Company-owned aircraft. As part of such personal use, Mr. Tyson may designate such number of additional passengers on such Company-owned aircraft as seating permits, and Mr. Tyson need not be one of the passengers;

(d)	Payment of or reimbursement from the Company for reasonable costs incurred by Mr. Tyson for tax and estate planning advice;
(e)

Reimbursement from or payment by the Company for the annual premium payment on that certain existing $7,500,000 life insurance policy on the life of Mr. Tyson consistent with past practice. If during the Term Mr. Tyson chooses to replace the existing policy with a different life insurance policy, the Company’s obligation to reimburse Mr. Tyson for the annual premium will not exceed the amount paid to Mr. Tyson for the last year under the existing policy. The Company has no interest in any such policy nor the proceeds payable under any such policy;

(f)

Use of, and the payment of all reasonable expenses associated with, mobile telephone (Mr. Tyson will pay the same monthly fee charged other employees of the Company for a mobile telephone), e-mail or other communication devices, home telephone and internet lines, and secretarial, administrative and bookkeeping support and services similar to or consistent with those previously provided by the Company to Mr. Tyson;

(g)

Reasonable personal use of the Company-owned entertainment assets; provided, however, such use shall be approved pursuant to the Company's then existing approval policy and such personal use of these assets shall not interfere with the Company’s business use thereof;

(h)	Up to 1,500 hours per year of security services to be designated by Mr. Tyson, to be valued at $40 per hour; and
(i)

The Company will reimburse and gross-up Mr. Tyson for any and all tax liability (including interest and penalties) imposed upon Mr. Tyson in connection with the provision of the services and benefits sets forth in Sections 4(a)-(h) in an amount sufficient so that the services and benefits will be provided hereunder without reduction for taxes.

The expenses described in this Section 4 must be incurred by Mr. Tyson during the Term of this Agreement to be eligible for reimbursement. All reimbursement shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred, nor shall the amount of reimbursable expenses incurred in one taxable year affect the expenses eligible for reimbursement in any other taxable year.

5.

Mr. Tyson shall be eligible to receive benefit payments under the Company SERP. In accordance with the terms of the SERP, taking into account those provisions requiring a temporary delay in the commencement of SERP payments applicable to certain participants, including Mr. Tyson, the first annual payment of SERP benefits to Mr. Tyson will be made in April of 2008. The annual payment made to Mr. Tyson under the SERP will be $175,195.70 (which represents the total grossed-up benefit amount) less any required tax withholdings.

6.

If this Agreement is terminated early due to Mr. Tyson’s death, the compensation and benefits described in Sections 3, 4 (other than the Post Termination Health Coverage which shall continue) and 5 above shall cease, and the Company shall have no further obligations under this Agreement except as provided in this Section 6. In the event of Mr. Tyson’s death during the Term, the Company shall, within thirty (30) days of Mr. Tyson’s death, pay his designated beneficiary a lump sum payment equal to the remaining payments that would have been made to Mr. Tyson under Section 3 of this Agreement for the period of time between Mr. Tyson’s death and September 27, 2017. Additionally, from and after the earlier of the expiration or termination of this Agreement or the date of Mr. Tyson’s death, the Company shall thereafter, upon written notice given to the Company by Mr. Tyson or his legal representative, as applicable, terminate and redeem all outstanding and unexercised Retained Options to purchase any Company stock, whether or not then vested, held by Mr. Tyson in exchange for a lump sum payment equal to the aggregate difference between (i) the fair market value of the stock represented by such Retained Options as determined as of the close of the Company’s business on the date of the occurrence of the event giving rise to application hereof less (ii) the strike price for such stock under the applicable Retained Options.

7.	Mr. Tyson agrees to the following terms and conditions regarding the nondisclosure of confidential information; non-competition; and non-disparagement:
(a)

Mr. Tyson shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Mr. Tyson to divulge, disclose or make accessible such information. For purposes of this Section 7(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates (the "Restricted Group") or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof). Notwithstanding the foregoing, it is acknowledged and agreed that an insubstantial or inadvertent disclosure or use of any Confidential Information by Mr. Tyson shall not be deemed a breach of this provision.

(b)

During the first one (1) year of the Term of this Agreement, Mr. Tyson agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, in the United States, participate in any Position (as defined below) in any business which is in direct competition with any business of the Restricted Group and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Restricted Group at any time during the 13 months immediately preceding such solicitation, and (C) he shall not, on his own behalf or on behalf of any person, firm or company, solicit, call upon, or otherwise communicate in any way with any client, customer, prospective client or prospective customer of the Company or of any member of the Restricted Group for the purposes of causing or of attempting to cause any such person to purchase products sold or services rendered by the Company or by any member of the Restricted Group from any person other than the Company or any member of the Restricted Group. The term "Position" shall include, without limitation, a partner, director, holder of more than 5% of the outstanding voting shares, principal, executive, officer, manager or any employment or consulting position. It is acknowledged and agreed that the scope of the clause as set forth above is essential, because (i) a more restrictive definition of "Position" (e.g. limiting it to the "same" position with a competitor) will subject the Company to serious, irreparable harm by allowing competitors to describe positions in ways to evade the operation of this clause, and substantially restrict the protection sought by the Company, and (ii) by the allowing Mr. Tyson to escape the application of this clause by accepting a position designated as a "lesser" or "different" position with a competitor, the Company is unable to restrict Mr. Tyson from providing valuable information to such competing company to the harm of the Company.

(c)

Mr. Tyson agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that has the effect of undermining or disparaging the reputation of the Company or any member of the Restricted Group, or their good will, products, or business opportunities; or that has the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Company or any member of the Restricted Group. Notwithstanding the above, Mr. Tyson will not be in violation of this provision if he (i) in good faith engages in conduct or makes any statement in the performance of providing advice to the Company under this Agreement or his duties as a board member; or (ii) makes any such statement which is not publicly disseminated, or which Mr. Tyson could not reasonably have expected to be publicly disseminated, and was not intended to hurt or damage the Company. It is acknowledged and agreed that the provisions of this Section 7(c) are intended for the sole and exclusive benefit of the Company and there are no third party beneficiaries hereof.  As a result, the provisions hereof do not create any right or claim in favor of any person or entity other than the Company nor shall any third party or individual, including without limit, any officer, director, agent, representative or employee of the Company or any member of the Restricted Group, have any right to individually or separately enforce or seek or assert any claim based upon the provisions hereof (or any alleged breach or violation hereof) as against Mr. Tyson. The Company agrees that it shall not, directly or indirectly, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of Mr. Tyson.

(d)

For purposes of this Section 7, a business shall be deemed to be in competition with the Restricted Group if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Restricted Group as a material part of the business of the Restricted Group within the same geographic area in which the Restricted Group effects such purchases, sales or dealings or renders such services. Nothing in this Section 7 shall be construed so as to preclude Mr. Tyson from investing in any company if in compliance with Section 7(b) hereof.

(e)

Mr. Tyson and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so modified. Mr. Tyson agrees that any breach of the covenants contained in this Section 7 would irreparably injure the Company. Accordingly, Mr. Tyson agrees that the Company may, in addition to pursuing any other remedies it or they may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Mr. Tyson from any court having jurisdiction over the matter restraining any further violation of this Agreement by Mr. Tyson.

8.

This Agreement shall be binding upon and inure to the benefit of the successors, heirs and legal representatives of Mr. Tyson and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by either (i) Mr. Tyson except by will, by operation of the laws of intestate succession, or with the permission of the Company (which permission the Company may withhold in its sole and absolute discretion) or (ii) the Company; provided, however, that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or business(es) of the Company provided that no such assignment by the Company shall relieve the Company from any direct, continuing and primary liability or responsibility owed to Mr. Tyson from or in connection with any such assignee’s breach, default or violation hereof.

9.	The Company may withhold from any and all amounts payable under this Agreement, such federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.
10.

This Agreement represents the complete agreement between the Company and Mr. Tyson concerning the subject matter hereof and supersedes all prior employment or benefit agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless in writing and signed by both Mr. Tyson and the Company.

11.

It is the intention of the parties hereto that all questions with respect to the construction and performance of this Agreement shall be determined in accordance with the laws of the State of Delaware without regard to any state's conflicts of laws principles.

12.

It is the intention of the parties that this Agreement complies with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and other Internal Revenue Service guidance thereunder (collectively, "Section 409A"). Accordingly, this Agreement may be amended from time to time with the consent of Mr. Tyson (which consent will not be unreasonably withheld) as may be necessary or appropriate to comply with, and to avoid adverse tax consequences under, Section 409A. Notwithstanding the foregoing, the Company shall reimburse and gross-up Mr. Tyson for any and all excise or other tax liability (including interest and penalties) that may be assessed by the IRS pursuant to Section 409A and imposed upon Mr. Tyson under or in connection with the Company’s making of any payment or provision of any benefits to Mr. Tyson hereunder all in an amount sufficient so that such payments and benefits received by Mr. Tyson hereunder will be so received without reduction for any such taxes, interest or penalties.

13.

If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

14.	Each party hereto shall be solely responsible for any and all legal fees incurred by him or it in connection with this Agreement, including the enforcement hereof.
15.	This Agreement may be executed in one or more counterparts, each of which will be deemed an original.
16.

Mr. Tyson will continue to be indemnified by the Company pursuant to each of (i) that certain Indemnity Agreement between Mr. Tyson and the Company dated May 9, 1997 and (ii) that certain Indemnity Agreement between Mr. Tyson and the Company dated September 28, 2007. Mr. Tyson will receive all rights of indemnification and related benefits consistent with and on terms no less favorable than those extended by the Company or any member of the Restricted Group to any other former, then current or future officer, director, or fiduciary of the Company or any member of the Restricted Group including, without limit, coverage under any errors and omissions, directors and officers or other liability insurance coverage maintained by the Company or any member of the Restricted Group.

17.

Upon the occurrence of a Change in Control (defined below) the Retained Restricted Stock and the Retained Options, as described in Sections 1(b) and (c); and which awards are unvested at the time of the Change in Control, will vest sixty (60) days after the Change in Control event occurs (unless vesting earlier pursuant to the terms of the award agreement). If Mr. Tyson is terminated by the Company other than for “Cause” during such sixty (60) day period, all of the unvested Retained Restricted Stock and Retained Options will vest on the date of termination. For purposes of this Agreement, the term "Change in Control" shall have the same meaning as the term "Change in Control" as set forth in the Stock Plan; provided, however, that a Change in Control shall not include any event as a result of which one or more of the following persons or entities possess, immediately after such event, over fifty percent (50%) of the combined voting power of the Company or, if applicable, a successor entity: (a) Don Tyson; (b) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual; or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.  The Compensation Committee of the Company’s Board of Directors shall have the sole discretion to interpret the foregoing provisions of this paragraph.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

TYSON FOODS, INC.	JOHN TYSON

By: /s/ Richard Bond	/s/ John Tyson

Title: President & CEO

SCHEDULE 1

Grant Date	Shares	Strike Price	Expiration	Vesting Date(s)
03/29/01	200,000	$ 11.50	03/29/2011	Fully Vested
10/15/01	200,000	$ 9.32	10/15/2011	Fully Vested
10/10/02	200,000	$ 9.64	10/10/2012	• 80% - Vested • 20% - vests on 10/10/07
07/29/03	500,000	$ 11.23	07/29/2013	• 80% - Vested • 20% - Vests on 07/29/08
09/19/03	500,000	$ 13.33	09/19/2013	• 80% - Vested • 20% - Vests on 09/19/08
09/29/04	500,000	$ 15.96	09/29/2014	• 40% - Vested • 20% - Vests on each of 09/29/07, 9/29/08 and 9/29/09
11/16/05	500,000	$ 16.35	11/16/2015	• 40% - Vests on 11/16/07 • 20% - Vests on each of 11/16/08, 11/16/09, and 11/16/10
11/17/06	500,000	$ 15.37	11/17/2016	• 40% - Vests on 11/17/08 • 20% - Vests on each of 11/17/09, 11/17/10, and 11/17/11

Schedule 1